Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

STARRY SEA ACQUISITION CORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one Right to receive 1/6 of an ordinary share (2)	Rule 457(a)	5,750,000	$10.00	$57,500,000.00	$153.10 per $1,000,000	$8,803.25
	Equity	Ordinary shares included as part of the Units(3)	Rule 457(g)	5,750,000	—	—	$153.10 per $1,000,000	—	(4)
	Others	Rights included as part of the Units(3)	Rule 457(g)	5,750,000	—		$153.10 per $1,000,000	—	(4)
	Equity	Ordinary shares underlying the Rights included as part of the Units(3)	Rule 457(a)	958,333	$10.00	$9,583,330.00	$153.10 per $1,000,000	$1,467.21
	Equity	Representative shares	Rule 457(a)	201,250	$10.00	$2,012,500.00	$153.10 per $1,000,000	$308.11

Carry Forward Securities
Carry Forward Securities
Total Amount of Registration Fee								$10,578.57
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$10,578.57

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Representing 5,750,000 units, consisting of 5,000,000 units to be issued in the offering and up to 750,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, with each unit consisting of one ordinary share and one right to acquire one-sixth of one ordinary share.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).